PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	Chief Executive Officer
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FOURTH QUARTER 2016 RESULTS

DALLAS, TEXAS …March 1, 2017 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $26.3 million for the fourth quarter of 2016 compared to $25.7 million in the same period of 2015.  Operating income was $4.0 million in the fourth quarter of 2016 compared to $2.6 million in the same period of 2015.  Net income was $2.9 million, or $0.23 per diluted share, for the fourth quarter of 2016 compared to $1.7 million, or $0.13 per diluted share, in the same period of 2015.

Net sales for the year ended December 31, 2016 were $108.9 million compared to $109.0 million in the previous year.  Operating income was $15.6 million for the year ended December 31, 2016 compared to $14.0 million for 2015.  Net income was $10.5 million, or $0.84 per diluted share, for the year ended December 31, 2016 compared to $9.1 million, or $0.73 per diluted share, for the year ended December 31, 2015.

Net sales increased in the fourth quarter of 2016 compared to the same period in 2015 primarily due to higher Security Products sales to existing government customers.  Net sales for the full year of 2016 were comparable to 2015 as our Security Products segment was able to substantially replace revenue for a government security end-user project which did not recur in 2016 with a new project with the same customer which began to ship in August and was completed in December.  Operating income increased in the 2016 periods primarily due to a more favorable customer and product mix for both Security Products and Marine Components, particularly in the fourth quarter for Security Products.

 "We are very pleased with the continued strong performance of both our Security Products and Marine Components segments in 2016," commented David A. Bowers, CEO. "Security Products posted sales comparable to prior year, with improved earnings, despite significant 2015 sales which did not recur in 2016. Meanwhile, our Marine Components segment continues to grow its sales and earnings through diversification and innovation in product offerings. Although we do not expect demand for government security applications to equal 2016 volumes, we look forward to continued strong demand for our broad product line as we enter 2017. We remain committed to continuing to serve the component needs of our customer base through product innovation, quality and service."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, uncertainties associated with the development of new product features, potential difficulties in integrating future acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, the impact of employee healthcare benefit related regulations, potential difficulties with implementing new enterprise wide software, and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2016	2015	2016
	(Unaudited)

Net sales	$ 25.7	$ 26.3	$ 109.0	$ 108.9
Cost of goods sold	18.2	17.2	75.6	73.7
Gross profit	7.5	9.1	33.4	35.2
Selling, general and administrative expense	4.9	5.1	19.4	19.6
Operating income	2.6	4.0	14.0	15.6
Other non-operating income, net	-	0.3	-	0.4
Income before taxes	2.6	4.3	14.0	16.0
Provision for income taxes	0.9	1.4	4.9	5.5
Net income	$ 1.7	$ 2.9	$ 9.1	$ 10.5

Basic and diluted net income
per common share	$ 0.13	$ 0.23	$ 0.73	$ 0.84

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2015	2016
Assets

Current assets:
Cash and equivalents	$ 52.3	$ 33.2
Accounts receivable, net	8.8	10.3
Inventories, net	15.1	15.0
Prepaid expenses and other	0.7	0.7
Total current assets	76.9	59.2

Note receivable from affiliate	-	27.4
Goodwill	23.7	23.7
Net property and equipment	33.6	33.1
Other noncurrent assets	0.6	0.6

Total assets	$ 134.8	$ 144.0

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 11.6	$ 11.9
Income taxes	0.5	1.4
Total current liabilities	12.1	13.3

Deferred income taxes	5.0	4.9
Stockholders' equity	117.7	125.8

Total liabilities and stockholders' equity	$ 134.8	$ 144.0